DILLARD’S, INC.
STOCK PURCHASE PLAN

THIS STOCK PURCHASE PLAN, adopted and effective the 20th day of December, 2004, by DILLARD’S, INC. (hereinafter called "Company").

WITNESSETH:

WHEREAS, the Dillard’s, Inc. Investment & Employee Stock Ownership Plan for Full Time Employees ("ESOP") permits eligible employees of the Company and its wholly owned subsidiaries to have contributed up to twenty percent (20%) of their compensation ("Salary Deferral Contribution") to the ESOP and the Company makes a matching contribution of One Hundred Percent (100%) of the Salary Deferral Contribution up to five percent (5%) of the employee's compensation ("Matching Contribution");

WHEREAS, as a result of the non-discrimination tests under Sections 401(k) and 401(m) of the Internal Revenue Code of 1986 ("Code"), the limitation on Salary Deferral Contributions under Section 402(g) of the Code, the limitation on compensation which can be taken into account under Section 401(a)(17) of the Code and the maximum limitation on contributions under Section 415 of the Code, "Highly Compensated Employees," as defined in Section 414(q) of the Code, may be limited under the ESOP to a Salary Deferral Contribution of less than twenty percent (20%) of their compensation and a Matching Contribution of less than five percent (5%) of their compensation; and

WHEREAS, the Company desires to provide a plan to which shall be contributed the excess portions of a Highly Compensated Employee's Salary Deferral Contribution and Matching Contribution which are not permitted to be allocated under the ESOP solely as a result of the limitations in the Code;

WHEREAS, this Plan is intended to be an “excess benefit plan” as defined in Rule 16b-3(b)(2) to Section 16 of the Securities Exchange Act of 1934, which is an employee benefit plan that is operated in conjunction with a qualified plan (as defined in the rule), and provides only the benefits or contributions that would be provided under the qualified plan but for any benefit or contribution limitations set forth in the Code;

WHEREAS, the Company desires to adopt this Plan upon the following terms and conditions:

1.	Definitions.

As used herein, the following definitions shall apply:

a.	"Board" shall mean the Board of Directors of Dillard’s, Inc.

b.
"Broker" shall mean and refer to the brokerage or other company which will receive contributions from the Company, receive Common Stock as contributions or purchase Common Stock with cash contributions and maintain an account for each Employee participating in the Plan.

c.	"Code" shall mean the Internal Revenue Code of 1986, as amended.

d.	"Committee" shall mean the Stock Option and Executive Compensation Committee of the Board or any successor thereto or such other Committee designated by the Board.

e.	"Common Stock" shall mean the Common Stock, Class A, no par value, of the Company which is issued and outstanding, treasury stock or authorized but unissued.

f.	"Company" shall mean Dillard’s, Inc. and any wholly owned subsidiary thereof.

g.
"Compensation" shall mean the compensation amount which is reportable as the “Wages, Tips and other Compensation’ box on the Employee’s Form W-2 for the Plan Year. Notwithstanding the foregoing sentence however, Compensation shall exclude any amount not paid as cash compensation during the Plan Year and any compensation received as an employee of an Employer prior to the Company acquiring a controlling ownership interest in the Employer.

h.	"Effective Date" shall mean December 20, 2004.

i.	"Eligible Employee" shall mean an Employee who is eligible to participate for the applicable Plan Year pursuant to the requirements of Paragraph 2.

j.	"Employee" shall mean any person actively employed on a full-time basis by the Company.

k.	"Employer" shall mean the Company.

l.	"ESOP" shall mean the Dillard’s, Inc. Investment & Employee Stock Ownership Plan for Full Time Employees.

m.	"Highly Compensated Employee" shall mean any Employee who is a Highly Compensated Employee as defined in Section 414(q) of the Code.

n.	"Matching Contribution" shall mean an Employee's total Company contribution under the ESOP and this Plan which are made by the Company as a matching contribution.

o.	"Plan" shall mean the Dillard’s, Inc. Stock Purchase Plan.

p.	"Plan Year" shall mean the calendar year.

q.	"Salary Deferral Contribution" shall mean an Employee's payroll deduction amount which is allocated as a contribution to the ESOP pursuant to the requirements of Section 401(k) of the Code.

r.
"Share or Shares" shall mean a single share or shares of Common Stock. The aggregate number of Shares which may be allocated under this Plan shall not exceed 1,000,000 Shares, or the equivalent number thereto in the event of a change in the number of the issued shares after the Effective Date.

s.	"Stock Purchase Employee Contribution" shall mean an Employee's payroll deduction amount which is allocated as an after-tax contribution to this Plan.

t.	"'34 Act" shall mean the Securities Exchange Act of 1934.

2. Eligible Employees.

a. The Employees eligible to participate in the Plan for a Plan Year shall be those Employees who are eligible participants in the ESOP during such Plan Year and are Highly Compensated Employees during such Plan Year.

b. Notwithstanding the foregoing Subparagraph a., an Employee who is participating in a plan providing deferred or incentive compensation or benefits which the Committee, in its discretion, determines to be a substitute for this Plan shall be ineligible to participate in this Plan.

3. Determination of Excess Amount.

a. At the Beginning and During each Plan Year. Each Eligible Employee shall elect prior to the beginning of each Plan Year and for as many times as permitted pursuant to the ESOP to have a certain whole number percentage of his Compensation he would otherwise receive directly during the Plan Year to be applied as a contribution to the ESOP and this Plan. The Committee shall determine the amount of each Eligible Employee's estimated Salary Deferral Contribution which will be deducted from each payroll and allocated to the ESOP, which will not exceed the lesser of the amount permitted under Section 402(g) of the Code for the Plan Year or the amount permitted to be contributed by the Administrative Committee of the ESOP for Highly Compensated Employees for the Plan Year. The portion of the Eligible Employee's election in excess of the amount allocated to the Salary Deferral Contribution to the ESOP shall be deducted from each payroll and contributed as a Stock Purchase Employee Contribution. The Company shall also contribute at the end of each week during the Plan Year as a Matching Contribution to this Plan an amount equal to One Hundred Percent (100%) of the Stock Purchase Employee Contribution made for such week, but in no event shall the Employee's Matching Contribution for the Plan Year (i.e., the total of both the matching contribution under the ESOP and this Plan) exceed Five Percent (5%) of the Employee’s Compensation for the Plan Year.

b. At the End of each Plan Year. Prior to or soon after the end of each Plan Year of the ESOP, the Company shall determine the actual amount of each Highly Compensated Employee's Salary Deferral Contribution and Matching Contribution to the ESOP which may be retained in the ESOP pursuant the limitations imposed under the non-discrimination tests under Section 401(k) and 401(m) of the Code. The amount of the Salary Deferral Contribution, Matching Contribution and income earned thereon, as computed under the rules and regulations interpreting Sections 401(k) and 401(m) of the Code, which cannot be retained in the ESOP or must be forfeited under the terms of the ESOP, shall be contributed to this Plan as a Stock Purchase Employee Contribution and Matching Contribution.

4. Application of Subscription Proceeds.

a. The Company will remit the accumulated payroll deductions and Matching Contributions allocable to this Plan pursuant to Paragraph 3(a) on a weekly basis to the Broker in the form of cash, Shares of an equivalent value or both.

b. The Company will remit the excess Salary Deduction Contributions, Matching Contributions and income thereon allocable to the Stock Purchase Plan pursuant to Paragraph 3(b) to the Broker in the form of cash, Shares of an equivalent value or both as soon as reasonably possible after the withdrawal from the ESOP.

5. Shares Allocated to Plan.

If the Broker receives cash contributions, the Broker will purchase Common Stock over a period of several days for as many Shares as the funds will allow and the Employee's cost per Share will be the average of the overall cost. The number of shares purchased will depend upon the market price of the Common Stock at the time such purchases are made. A separate account for each participating Employee shall be credited with the number of Shares, including fractional Shares, to which such Employee shall be entitled on the basis of his proportion, including the Company's contribution hereunder, of the aggregate funds and Shares delivered to Broker. No actual stock certificate for the Shares each Employee owns shall be issued, unless requested. However, each quarter the Employee shall receive a statement from the Broker showing the number of Shares (fractional or otherwise), received, purchased or sold, the price, and the total number of Shares in the Employee's account as of that date. Any dividends received on the Common Stock held in an Employee's account shall be automatically reinvested, unless otherwise designated by the Employee. There shall be no holding period for the Shares acquired pursuant to this Plan, and an Employee may take delivery of the Shares or direct that the Broker sell Shares and distribute the proceeds thereof, at any time.

6. Discontinuance of Eligibility.

a. An Employee shall be no longer eligible to participate in the Plan and no further Stock Purchase Employee Contributions shall be deducted immediately upon the occurrence of any of the following:

(1) The termination for any reason from the active employment of the Employee from the Employer, except a Stock Purchase Employee Contribution shall be deducted from the Employee's final payroll for active employment.
(2) Death of the Employee, except a Stock Purchase Employee Contribution shall be deducted from the Employee's final payroll for active employment.
(3) The filing with or levying upon the Company or the Employer of any judgment, attachment, garnishment, or other court order affecting either the Employee's earnings or his or her account under this Plan.
(4) The Employee commits an act which, in the opinion of the Committee, constitutes fraud, deceit, embezzlement or the commission of any criminal act.
(5) The Employee shall enter into a business or employment which the Committee determines to be (i) detrimentally competitive with the business of the Company, or (ii) substantially injurious to the Company's financial interest.

7. Expenses.

The Company will pay the Broker for commissions, if any, on purchases made for the Employee's account as a result of the Company's and the Employee's contributions. The Company will also pay the Broker for any fees charged by the Broker for administration of the Plan. Broker's commissions and other charges in connection with sales, dividend reinvestments, or in connection with purchases not made by the Employee's payroll deduction and the Company contribution will be payable by the Employee who orders the transactions for his or her account.

8. Authority of Committee.

                a.  The Plan shall be administered by the Committee. A majority vote of the Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee for the purposes of the Plan.

b. The Committee shall have plenary authority in its discretion, but subject to the express provisions of the Plan, to determine the terms of all contributions and transactions under the Plan, including, without limitation, the amounts of all contributions to be made under the Plan; the participants to whom and the time or times at which contributions shall be made; to interpret the Plan; and to make all other determinations deemed advisable for the administration of the Plan. All determinations of the Committee shall be made by not less than a majority of its members. The Committee may designate Employees of Dillard’s to assist the Committee in the administration of the Plan and may grant authority to such persons to execute agreements or other documents or to take other actions on behalf of the Committee.

c. The Committee may make such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan.

d. In the event of a disagreement as to the interpretation of the Plan or any amendment hereto or any rule, regulation or procedure thereunder or as to any right or obligation arising from or related to the Plan, the decision of the Committee shall be final and binding. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any benefit granted under it.

9. Plan Amendment.

The Board may amend any or all provisions of this Plan at any time by written instrument identified as an amendment of the Plan effective as of a specified date. The Committee may amend the Plan as deemed appropriate to facilitate effective and efficient administration of the Plan, provided that no amendment adopted by the Committee shall become effective which has the effect of materially increasing Company contributions or which creates a significant risk of liability for the Company.

10. Plan Termination.

The Company expects to continue the Plan indefinitely. However, the Company shall have the right at any time to terminate the Plan in whole or in part by suspending or discontinuing contributions hereunder, or to terminate the Plan.

11. Plan Not a Contract of Employment.

The adoption and maintenance of the Plan shall not be deemed to constitute or modify a contract between any Employer and any Employee or to be a consideration or inducement for or condition of the performance of service by any person. Nothing herein contained shall be deemed to give to any Employee the right to continue in any service of any Employer or to interfere with any right of any Employer to discharge any Employee at any time, nor to give any Employer the right to require an Employee to remain in its service or to interfere with the Employee's right to terminate his service at any time.

12. Taxation.

The Employee's and the Company's contribution to the Plan are taxable to the Employee, as compensation received, in the tax year in which the payroll deduction occurs for Employee contributions and in the tax year of the contribution for Company contributions, and shall be reported as wages on the Employee's W-2 statement.

13. Other Benefit Plans.

Nothing contained herein shall in any way limit an Employee's right to participate in or benefit from any current or deferred compensation plan for which he is currently eligible by reason of his employment.

14. Alienation of Benefits.

None of the payments provided for by this Plan shall be subject to seizure for payment of any debts or judgments against the Employee; nor shall the Employee have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder.

15. Minors, Incompetents or Lost Persons.

In the event a payment is to be made to the account of a minor or a person declared to be incompetent, then the Committee may in its discretion make such payment to the legal guardian or, if none, to a parent of a minor with whom the minor maintains his residence. Such a payment to the legal guardian or parent of a minor shall fully discharge the Company and Committee from further liability or account thereof. In the event a benefit is payable under this Plan to a person who cannot be located, the Committee may declare that such payment is forfeited.

16. Headings and Captions.

Subject headings and captions are included for convenience purposes only and shall not affect the interpretation of the Plan.

17. Gender and Pronouns.

Throughout this Plan, the masculine shall include the feminine and neuter and the singular shall include the plural and vice versa as the context requires.

18. Severability.

If any portion of this Plan is held invalid, illegal or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions herein.

19. Governing Law.

This Plan shall be governed by the laws of the State of Arkansas. Notwithstanding anything in this Plan to the contrary, it is the intention of Company that this Plan constitute a "Bonus Program" within the meaning of ERISA Regulation Section 2510.3-2(c) and therefore is exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the Committee and the Board are expressly authorized to make any amendment necessary to comply with this intent.

THIS PLAN IS HEREBY ADOPTED AND EXECUTED as of the date first above written.

DILLARD’S, INC.

By:/s/ James I. Freeman
James I. Freeman,
Senior Vice President and
Chief Financial Officer
ATTEST:

/s/ Phillip R. Watts
Phillip R. Watts